[MAP LOGO]	2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

EXHIBIT 10.10

September 16, 2006

Anastasios Gianakakos

Dear Tassos:

We are pleased to extend to you this offer of employment with MAP Pharmaceuticals, Inc. under the following terms and conditions.

Your title will be Sr. Vice President, Business and Corporate Development reporting to me. Your starting bi-weekly compensation will be $9038.46, annualized to $235,000.

You will be eligible for MAP’s bonus program, which is currently an MBO based program with target goals set at 20% of annual salary. This program is subject to annual review by the Board of Directors.

You will also be given a one-time sign-on bonus of $30,000.00, which will be paid to you within 2 pay periods of your start date. In addition, the Company will reimburse up to $10,000 for moving expenses when submitted with valid receipts, with any used portion of this $10,000 allowance paid to you as taxable income, should you move closer to the MAP facility within 12 months of your start date. Should you leave the company within the first twelve months of your employment, you will be expected to repay MAP Pharmaceuticals, Inc. the full amount of these bonuses granted to you.

Although the issuance of stock options is in the discretion of the Compensation Committee of MAP’s Board of Directors, we anticipate that the Compensation Committee will approve the issuance of an option equal to 1.25% of currently outstanding shares to you in connection with the commencement of your full time employment.

If an Insulin, Combi or proprietary molecule/Tempo outlicensing agreement is signed within 12 months of your start date, with such outlicensing agreement delivering at least $10m in upfront milestones and R&D payments to MAP over the first 12 months of the agreement, plus other license terms acceptable to the MAP Board of Directors, you will also receive:

1.	An option to purchase an additional 0.25% of currently outstanding shares subject to standard vesting (# of shares and price set upon commencement of full time employment). The vesting date for such additional grant will be set to your commencement date of employment.

2.	A $25,000 cash bonus (taxable)

As a MAP employee, you will also be eligible for full company benefits, which include Health, Dental, Life, Vision, Vacation and Holidays

[MAP LOGO]	2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

This offer is contingent upon your ability to show satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate verification documents (see enclosed document), on your first day of employment. This offer is also contingent upon the successful completion of our employment background check and drug test. You will be provided with information and instructions on the completion of these items and cannot begin your employment until cleared results have been received.

On your first day of employment, you will be required to execute the company’s Confidentiality and Assignment of Inventions Agreement, providing for protection of the company’s proprietary information and trade secrets. We ask that you make every effort to protect the confidential and proprietary information of your current employer.

As part of employment at MAP Pharmaceuticals, Inc., you will be required to attend Safety Training. Additional information will be given to you upon joining the organization.

Tassos, we look forward to having you join the MAP Pharmaceuticals, Inc. team! We believe you will find that MAP Pharmaceuticals, Inc. provides a unique, rewarding work experience.

Please contact me if you have any questions regarding this offer of employment. You may accept this offer by signing below and returning the signed copy, the second copy is for your records.

Sincerely,

/s/ Tim Nelson
Tim Nelson
President and Chief Executive Officer

I understand that this letter is not a contract, expressed or implied, guaranteeing employment, or employment for any duration. If you choose to accept this offer, you will be an “at will” employee, and your employment with MAP will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. MAP will have a similar right, and may conclude our employment relationship with you at any time, with or without cause. Additionally, we may withdraw this offer at any time, with or without notice to you. The provisions stated in this offer of employment supersede all prior discussions and negotiations, and no other writing published by MAP Pharmaceuticals, Inc. is intended to modify the presumptions of at-will employment status.

This offer will expire on September 20, 2006 and it is expected that you will be available to start work on or around September 29, 2006.

/s/ Anastasios Gianakakos	9/30/06
Anastasios Gianakakos	Start Date